UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2008

HOLLIS-EDEN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24672	13-3697002
(Commission File No.)	(IRS Employer Identification No.)

4435 Eastgate Mall, Suite 400

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 587-9333

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on January 17, 2008, the Compensation Committee of the Board of Directors of Hollis-Eden Pharmaceuticals, Inc. (the “Company”): set annual base salaries for the Company’s executive officers for the calendar year 2008, effective January 1, 2008; approved cash bonus payments for the calendar year 2007; and determined the annual stock option grants for the Company’s executive officers, in accordance with the terms of the Company’s 2005 Equity Incentive Plan, as amended. The 2008 base salaries, 2007 bonus payments and the annual stock option grants for the Company’s named executive officers (as defined in Regulation S-K item 402(a)(3)) are as follows:

Executive Officer	2008 Base Salary		2007 Bonus		2008 Option Grant (# of shares)
Richard B. Hollis Chairman of the Board, President and Chief Executive Officer	$553,779		$266,240		500,000
Robert W. Weber Vice President-Controller/Chief Accounting Officer/ Interim Chief Financial Officer	$235,000		$42,640		25,000
Scott M. Freeman Chief Medical Officer	$305,000	(1)	$25,000	(1)	15,000
James M. Frincke, Ph.D. Chief Scientific Officer	$325,000		$59,696		60,000
Christopher L. Reading, Ph.D. Executive Vice President, Scientific Development	$270,508		$52,021		25,000
Robert L. Marsella Senior Vice President, Business Development and Marketing	$248,000		$46,051		25,000

(1)	Dr. Freeman joined the Company in August 2007. These amounts represent a prorated salary increase and prorated bonus for five months of employment.

The stock option grants described above were granted with an exercise price of $1.62 per share which represents the closing price of the Company’s common stock as reported on The Nasdaq Global Market System on January 17, 2008, the date of grant. All of these stock option grants were granted under the Company’s 2005 Equity Incentive Plan, as amended and terminate ten years after the date of grant. One-fourth of the total shares subject to each such option shall vest and become exercisable on the first anniversary of the date of grant; thereafter 1/36th of the total remaining shares shall vest in equal monthly installments over the next three years subject to continued employment and/or services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLIS-EDEN PHARMACEUTICALS, INC.

Dated:	January 23, 2008	By:	/s/ Robert W. Weber
Robert W. Weber
Chief Accounting Officer and Interim Chief Financial Officer